EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Dover Downs Entertainment, Inc.

We consent to the use of our report included herein and to the references to our firm under the headings "Selected Consolidated Financial Data" and "Experts" in the prospectus.


/s/ KPMG Peat Marwick LLP
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    KPMG Peat Marwick LLP

Philadelphia, Pennsylvania
September 27, 1996